SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                 April 27, 2001
                Date of Report (Date of earliest event reported)

                          Discovery Laboratories, Inc.
             (Exact name of Registrant as specified in its charter)

          Delaware                     000-26422                94-3171943
(State or other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                   Identification Number)

                           350 Main Street, Suite 307
                         Doylestown, Pennsylvania 18901
                    (Address of principal executive offices)

                                 (215) 340-4699
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

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Item 5. Other Events

            On April 27, 2001, the Board of Directors of Discovery Laboratories, Inc. ("Discovery"), approved the appointment of Mark S. Siegel to the Board of Directors. Mr. Siegel is President and founder of REMY Investors & Consultants, Inc., a California registered investment advisory and management firm ("RIC").

            On April 27, 2001, through REMY Capital Partners, III, LP ("REMY"), a partnership managed by RIC, Mr. Siegel and a group of investors affiliated with Mr. Siegel, completed an investment of $1 million in Discovery (the "Offering") in a private placement of 296,560 shares of common stock, par value $.001 per share, of Discovery (the "Common Stock"). The aggregate number of shares of Common Stock sold to REMY in the Offering was determined by dividing the aggregate purchase price of $1 million by the average closing bid price, regular way, at 4:00 P.M. Eastern time, of the Common Stock on the Nasdaq SmallCap Market for the five consecutive trading days immediately preceding April 27, 2001, which was equal to $3.37 per share of Common Stock. The shares of Common Stock have not been registered under the Securities Act of 1933 (the "Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act. Mr. Siegel's appointment to the Board of Directors of Discovery and the Offering were announced by the Company in a press release on May 1, 2001--See Item 7 below.

            In connection with the Offering, REMY was granted a piggy-back registration right for the resale of the shares of the Common Stock issued in the Offering. In addition, in the event that REMY is not previously afforded the opportunity to have any or all of the Common Stock registered pursuant to the piggyback registration right, REMY is entitled to a demand registration right, commencing on the earlier of (a) June 27, 2002, and (b) the date upon which the Company's 2002 Annual Meeting of Shareholders is held.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

      (c) Exhibits:

            99.1 Press Release dated May 1, 2001.


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

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Discovery Laboratories, Inc.


                                        By:    /s/ Robert J. Capetola, Ph.D.
                                           -------------------------------------
                                        Name:  Robert J. Capetola, Ph.D.
                                        Title: President and Chief Executive
                                               Officer

Date: May 7, 2001


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